EXHIBIT 12

                         THOMAS & BETTS CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Thousands of Dollars)

                         Six Months
                            Ended                     For the Years Ended
                           June 29,    Dec 29,    Dec. 31,    Jan. 1,    Jan. 2,   Dec. 31,
                             1997        1996       1995       1995       1994       1992
Earnings from
 continuing
 operations before
  income taxes             $ 98,803   $ 90,878    $128,930    $40,194   $ 83,542   $ 62,738

Add:
 Interest and related
  debt charges included
  in expense                 24,947     50,745      33,970     32,437     36,071     40,974

 Portion of rents
  representative of the
  interest factor             5,565     11,399      10,766      9,766      9,266      8,421

Deduct:
 Interest capitalized
  and undistributed
  earnings from less-
  than-50-percent-owned
  entities                   (6,365)    (8,642)     (2,848)    (1,863)         -          -

Earnings
 as adjusted               $122,950   $144,380    $170,818    $80,534   $128,879   $112,133

Fixed charges:
 Interest and related
 debt charges included
 in expense                  24,947     50,745      33,970     32,437     36,071     40,974

 Portion of rents
  representative of the
  interest factor             5,565     11,399      10,766      9,766      9,266      8,421

Total fixed charges        $ 30,512   $ 62,144    $ 44,736    $42,203   $ 45,337   $ 49,395

Ratio of earnings
 to fixed charges               4.0x       2.3x        3.8x       1.9x       2.8x       2.3x